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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:                               Thursday, December 11, 1997

CONTACT: Stephen J. Szapor, Jr., President/CEO             Z. James Czupor
         Robert J. Stephens, Vice President/Treasurer      The InterPro Group
         Colorado Gaming & Entertainment Co.               303-871-8909
         303-716-5600

                COLORADO GAMING & ENTERTAINMENT CO. ANNOUNCES
                ACQUISITION OF ADDITIONAL CASINO IN BLACK HAWK

                      COMPANY TO PURCHASE BRONCO BILLY'S

DENVER, COLO., December 11, 1997 -- Colorado Gaming & Entertainment Co. (CGME:OTC Bulletin Board), parent company of the Bullwhackers Casinos in Black Hawk and Central City, Colo., and the Silver Hawk Saloon & Casino in Black Hawk, announced today that it has entered into an agreement with Pioneer Associates Limited Liability Company to purchase the Bronco Billy's Casino in Black Hawk for approximately $5.5 million in cash plus the assumption of certain gaming equipment indebtedness.

    Bronco Billy's Casino is located next to Bullwhackers Black Hawk Casino. Colorado Gaming & Entertainment Co. (CG&E) intends to remove the wall separating the casinos in order for Bronco Billy's to become part of Bullwhackers Black Hawk Casino. The combined casino will be operated as a single casino, under one gaming and liquor license. CG&E will renovate Bronco Billy's interior to offer an enhanced sports-related theme. The renovated Bronco Billy's premises is expected to open in the Spring of 1998, and will add approximately 250 slot machines and an additional restaurant facility to Bullwhackers Black Hawk Casino.

    "We look forward to incorporating Bronco Billy's into our successful family of Bullwhackers casinos. The acquisition will allow CG&E to capitalize on its recently expanded parking lot and Kids Quest child care and entertainment facility," said Stephen J. Szapor, Jr., president and CEO of CG&E.

    Closing of the transaction remains subject to a number of conditions, including obtaining approval from various land owners, lenders, the City of Black Hawk and the Colorado Division of Gaming, none of which is assured. The parties anticipate the transaction will close in January 1998.

    Colorado Gaming & Entertainment Co. currently owns and operates three limited stakes casinos in Colorado located in the adjacent towns of Black Hawk and Central City. The casinos, operating under the names of Bullwhackers and Silver Hawk, offer combined gaming space of approximately 25,000 square feet, with approximately 1,250 gaming devices and 23 gaming

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tables.  CG&E is Colorado's largest casino management company and the company is the largest employer in Gilpin County.

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